Brazil Update
FleetCor Acquires VB Servicos
Signs Definitive Agreement to Acquire DB Trans
Signs  Fuel Card Marketing Agreement with Good Card
September 10, 2013
Free Writing Prospectus
Dated September 10, 2013
Filed Pursuant to Rule 433
Registration Statement No. 333-180069

Forward Looking Statement

This presentation and comments made during the associated conference call contain statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. In some cases, we have identified such forward-looking statements with typical conditional words such as
"anticipate," "intend," "believe," "estimate," "plan," "seek," "project“ or "expect," "may," "will," "would," "could" or "should," the negative of these terms or other comparable terminology. Examples of forward-looking statements include our expectations regarding the deals and accretiveness to earnings. These forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements are subject to many uncertainties and other variable circumstances, such as delays or failures associated with the acquisitions and marketing agreement and their implementation; actions of regulators; failure to maintain or renew key business relationships; failure to maintain competitive offerings; failure to successfully integrate or otherwise achieve anticipated benefits from partnerships or acquired businesses; the impact of foreign exchange rates on operations, revenue and income; the effects of general economic conditions on workforce spending patterns and commercial activity, as well as the other risks and uncertainties identified under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31,
2012. These factors could cause our actual results and experience to differ materially from any forward-looking statement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this presentation are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. You may get FleetCor’s Securities and Exchange Commission (“SEC”) Filings for free by visiting the SEC
Web site at www.sec.gov or FleetCor’s investor relations website at investor.fleetcor.com. Trademarks which appear in this presentation belong to their respective owners.
This presentation should be read together with the preliminary prospectus supplement dated September 10, 2013 and the prospectus dated March 13, 2012 (together the “Prospectus”) related to the Registration Statement on Form S-3 (File No. 333-180069) (the
“Registration Statement”).
FLEETCOR TECHNOLOGIES, INC. (THE “ISSUER”) HAS FILED A REGISTRATION STATEMENT (INCLUDING THE
PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST,
YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS
FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN
THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE
ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE
PROSPECTUS IF YOU REQUEST IT BY CONTACTING FleetCor Investor Relations by phone at +1 770 729 2017, by email at
investor@fleetcor.com or by mail at 5445 Triangle Parkway, Suite 400, Norcross, GA 30092.

Agenda 3 Overview of the Transactions Rationale for the Transactions Financial and Strategic Impact

Acquisitions
VB Servicos
• Acquired August 9, 2013
• A market leader in public transportation cards and marketer of Edenred food cards
• Approximately 35,000 business clients, 1 million employees, 800 transportation agencies
• Significant field sales and telesales distribution channel
DB Trans
• Signed definitive acquisition agreement August 26, 2013
• Expected to conclude acquisition during the third quarter
• Prepaid toll, fuel, and payroll card provider
• Proprietary toll and fuel card merchant networks
• Serves over-the-road transportation companies
Marketing
Agreement
Good Card
• Signed long term fuel card marketing agreement September 5, 2013
• A market leading Brazilian fuel card acceptance network
• Cross sell opportunity to VB Brazilian employer clients
Transaction Overviews

The Rationale

• Macro
Large market, #5 in world
“Formalizing” employees as required by Brazil legislation
• Positive legislation
Recently implemented Carta Frete law requires a prepaid fuel / payroll card for independent drivers
Expected adoption acceleration
• Fuel card market is attractive
Under penetrated
Lack of commercial oil company cards, Lack of universal commercial fuel cards
Attractive merchant discounts, no working capital
• Established relationships
FleetCor’s CTF subsidiary relationships with Petrobras and Ipiranga; and Bradesco and Itau
Brazil Continues to Offer a Significant Opportunity

FLEETCOR®

✓ CTF	✓ Good Card
✓ dbtrans	✓ Edenred
✓ dbtrans	✓ vb
✓ dbtrans	

CTF

dbtrans

vb

The Rationale (continued)

Transportation Companies Local Employers
Fuel purchasing system
OTR fuel card
Toll
Carta Frete
(fuel / payroll card)
Local fuel card
Food card
Transportation card
Products
Distribution
field reps
field reps
field reps and
telesales
Transactions fill out product line and distribution capability.
Enables FleetCor to target both transportation companies and local employers.

Accretive transactions that are expected to create a long runway for growth
Financial
Impact
Accretive transactions
Expect to Invest over $300 million in the two acquisitions
• Funded by cash on hand and revolver
• Estimate approximately $550 million of unused capacity in revolving credit facility after giving effect to transactions
Strategic
Impact
FleetCor expects to become a more meaningful player in Brazil
• With employers, banks, and oil companies
• The Company has assembled a full suite of “workforce payment products” and has the opportunity to potentially create a significant business in the Brazilian market
Financial and Strategic Impact